Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Safeguard Scientifics, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-65092, 333-73284, 333-86777, 333-103976, 333-118046, 333-171226, 333-191911, 333-198783, and 333-214298), in the registration statement on Form S-3 (No. 333-220716) and in the registration statement on Form S-4 (No. 333-198785) of Safeguard Scientifics, Inc. and subsidiaries (the Company) of our reports dated March 7, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017 and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of the Company.
Our report dated March 7, 2018 contains an explanatory paragraph that states that the Company will not be able to maintain compliance with its debt covenants. If the lender were to accelerate the maturity of the debt as a result of such non-compliance, the Company would not have sufficient liquidity to repay the entire balance of its outstanding debt. This raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 7, 2018